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                                                                     EXHIBIT 3.7


                          CERTIFICATE OF INCORPORATION

                                      -of-

                               BMC TRUCKING, INC.

                                    -oo0oo-

     First: The name of the Corporation is BMC Trucking, Inc. (hereinafter sometimes called the "Corporation").

     Second: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     Third: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 and the par value of each of such shares is $0.01.

     Fifth:  The name and mailing address of the incorporator is as follows:

                         Tanya R. Sripanich
                         Winthrop, Stimson, Putnam & Roberts
                         One Battery Park Plaza
                         New York, New York 10004-1490
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     Sixth:  The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for the creation, definition, limitation and regulation of the powers of the Corporation, the directors and the stockholders:

          1. Election of directors need not be by written ballot. The Board of Directors shall have power to make, alter, amend and repeal the By-Laws of the Corporation and to fix the compensation of directors for services in any capacity.

          2. Any director may be removed at any time, with or without cause, upon the affirmative vote of the holders of a majority of the stock of the Corporation at that time having voting power for the election of directors; provided, however, that no director who shall have been elected by the holders of a separate class of stock shall be removed under the provisions of this subdivision except upon the affirmative vote of the holders of a majority of the class whose holders elected him, if such holders are then entitled to vote for the election of directors.

          3. Any corporate action, with respect to which the vote of the stockholders at a meeting thereof is required or permitted by any provision of the General Corporation Law of the State of Delaware or of the Certificate of Incorporation or the By-Laws of the Corporation, is authorized to be taken and may be taken without that vote and meeting, and that vote and meeting may be dispensed with, with the written consent of the holders of a majority (or, if with respect to a particular corporate action where the General Corporation Law of the State of Delaware or the Certificate of Incorporation or the By-Laws of the Corporation specifies a greater percentage, by the holders of that greater percentage) of the stock that would have been entitled to vote upon that action if a meeting were held. Prompt notice shall be given to all stockholders of the taking of any corporate action pursuant to the provisions of this paragraph 3

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unless that action has been consented to in writing by the holders of all of the stock that would have been entitled to vote upon that action if a meeting were held.

          4. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Seventh: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
(S)291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
(S)279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be

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binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

  IN WITNESS WHEREOF, I, the undersigned, being the incorporator named above, have hereunto set my hand and seal this 30/th/ day of November 1998.



                                        /s/
                                        -----------------------------
                                               Sole Incorporator

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